Exhibit 99.2

Focus Universal Inc. Announces Completed Acquisition of 901 Corporate Center Drive

WEST COVINA, CA - April 27, 2026 (NEWMEDIAWIRE) - Focus Universal Inc. (NASDAQ: FCUV) (the “Company”), a provider of patented hardware and software design technologies for the Internet of Things (IoT), 5G, and AI-driven SEC financial reporting automation software, announced today that Focus Universal Inc. closed the acquisition of a five-level, Class A office and commercial building along with a four-level parking structure and land parcels, located at 901 Corporate Center Drive, Monterey Park, CA 91754. The surveyed aggregate land area of the purchase amounts to 464,955 square feet or 10.73 acres, which is divided into four separate parcels (Parcel Numbers, 5237-022-014, 046, 047, and 5237-002-021).

The Property provides approximately 100,743 sq. ft. in rentable Class A office space over five levels, and has a parking ratio of 4.1/1,000, offering a blend of surface parking and adjacent four-level parking structure with a canopy of solar panels that are currently leased. Currently, the Property is 99.2% occupied by approximately 16 tenants. The Company does not intend to alter the terms of lease agreements in place with the current tenants, most of which have a term of 5 to 8 years. The Company plans to occupy approximately 2,000 square feet of space. The Company funded the purchase with a standard term loan agreement with East West Bank, as detailed in the 8-K filing. The Company has retained Lee and Associates to manage the property while the previous management, Jamison Services, will remain for 30 days to facilitate the transition.

“We are very happy with our building purchase of $17.7 million, which was discounted further from the $17.7 million purchase price by over $419,000 due to rent prorations, security deposits, and other such reconciliation amounts. The building will serve as corporate headquarters, holding a very high capitalization rate for Los Angeles County of over 10%. We believe high-value Class A commercial buildings in Los Angeles area with cap rates above 10% with 100% occupancy, upon Focus moving into the building, are exceedingly rare,” remarked Chief Financial Officer Irving Kau.

“From a financial perspective, we also believe there is significant value here as the building has a Los Angeles County Assessor assessed aggregate value of $28.3 million in 2026, over $10 million above our purchase price, despite the two valuation numbers being unrelated. The building also generated monthly rental income of over $257,000 in 2025, amounting to roughly $3.1 million in annual rents,” continued Irving Kau. “If we consider the $257,000 monthly rental income, without considering any already contracted rent increases, coupled with our monthly principal and interest payments of under $68,700, we believe this additional cash flow will benefit the company. In addition to the calculated monthly cash flow, we also believe this particular asset purchase also significantly reduces corporate rent and some corporate expense burden and bolsters our overall equity and asset value for our company.”

Irving Kau concluded, “Lastly, one of the parcels is zoned residential and remains undeveloped and holds Los Angeles County Assessor assessed value over $600,000. This high value land with a city view also presents option value to our company as we can still develop the parcel through partners or divest the parcel, which would add also to the overall value for the company. We sincerely thank our shareholders for their unwavering support and belief in the equity value and future upside of our growth and company will allow us to realize our strategic growth plans and accelerate value creation for our shareholders.”

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About Focus Universal Inc.

Focus Universal Inc. is a provider of patented hardware and software design technologies for Internet of Things (IoT) and 5G. The company has developed five disruptive patented technology platforms with 26 patents and patents pending in various phases and eight trademarks pending in various phases to solve the major problems facing hardware and software design and production within the industry today. For maintenance cost control, the company has also omnibus patents encompassing these patents into patent family groups. These technologies combined to have the potential to reduce costs, product development timelines and energy usage while increasing range, speed, efficiency, and security. Focus currently trades on the Nasdaq Markets.

Forward-Looking Statements

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

For company inquiries, please contact:
Investor Relations
626-272-3883
ir@focusuniversal.com

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